Exhibit (n)(2)

Amended Schedule A

(dated May 1, 2010)

to the

MML Series Investment Fund II

Rule 18f-3 Plan

Adopted May 21, 2008

Schedule A

Fund	Initial Class	Class II	Service Class	Service Class I
MML Money Market	✓		✓
MML Inflation-Protected and Income	✓		✓
MML Managed Bond	✓		✓
MML Blend	✓		✓
MML Equity	✓		✓
MML Enhanced Index Core Equity	✓		✓
MML Small Cap Equity	✓		✓
MML Strategic Emerging Markets		✓		✓
MML China		✓		✓
MML High Yield Fund		✓		✓
MML Short-Duration Bond Fund		✓		✓